EXHIBIT 3.1(a)

                          CERTIFICATE OF INCORPORATION
                                       OF
                           USI AMERICAN HOLDINGS, INC.


            The undersigned, a natural person, for the purpose of organizing a corporation for the conduct of the business and promotion of the purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code, identified and referred to as the General Corporation Law of Delaware), hereby certifies that:

            FIRST: The name of the corporation is:

                           USI AMERICAN HOLDINGS, INC.

            SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000), all of which shall be without par value.

            FIFTH: The name and mailing address of the incorporator is Inge Lepore, 99 Wood Avenue South, 10th Floor, Iselin, New Jersey 08830.

            SIXTH: The corporation is to have perpetual existence.

            SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any




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creditor or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            EIGHTH: In furtherance and not in limitation of the powers conferred by Section 109(a) of the General Corporation Law of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

            NINTH: The corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. The corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) pursuant to Section 174 of the General Corporation Law of Delaware, (ii) for any breach of the director's duty of loyalty to the corporation or its stockholders, (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iv) for any transaction for which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article NINTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any



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cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

            TENTH: Election of directors need not be by written ballot.

            ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation this 3rd day of March, 1995.



                                          /s/ Inge Lepore
                                          -----------------------
                                                Inge Lepore
                                                Incorporator





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